Exhibit 99.1

TURTLE BEACH ANNOUNCES APPOINTMENT OF
YIE-HSIN HUNG TO THE BOARD OF DIRECTORS

The Addition of Ms. Hung Further Enhances the Turtle Beach Board’s Executive Leadership,
Capital Markets, and M&A Expertise as the Gaming Accessory Maker
Continues into its Next Phase of Global Expansion

White Plains, NY – April 19, 2021 – Leading gaming accessory maker Turtle Beach (Nasdaq: HEAR), today announced the appointment of Yie-Hsin Hung as the newest member of the Company’s Board of Directors, effective April 19, 2021. Ms. Hung will also be a member of the Company's Nominating and Governance Committee and Compensation Committee.

Yie-Hsin Hung currently serves as the Chief Executive Oﬃcer of New York Life Investment Management – a global asset manager with more than $400 billion of assets under management – a role she has held since 2015. Ms. Hung has been with New York Life Investment Management since 2010. Prior to her role as CEO, she held various leadership roles in the company, including Co-President, Head of Institutional Investments, and Head of Alternative Investments. Before joining New York Life Investment Management, she worked at a number of investment firms, including Bridgewater Associates and Morgan Stanley. Ms. Hung has over 30 years of capital markets, M&A, and investment management experience. She has a B.S. in mechanical engineering from Northwestern University and an MBA from Harvard Business School.

“We have been looking to add to our capital markets expertise for quite some time now and we are very pleased to announce the addition of our newest board member, Ms. Yie-Hsin Hung, who brings over three decades of significant capital markets, M&A, capital allocation, and executive leadership to Turtle Beach,” said Juergen Stark, Chairman of the Board and CEO, Turtle Beach Corporation. “Yie-Hsin’s investor perspective, cross-functional expertise and leadership will be invaluable as we continue to implement our strategic growth initiatives, and we’re thrilled to welcome her to our team.”

Added Ms. Hung, “I’ve enjoyed getting to know all the directors and am delighted to be joining the excellent board at Turtle Beach, particularly at this exciting time as the Company continues expanding into new categories and geographies with a balance sheet that creates significant strategic flexibility.”

Throughout her career, Ms. Hung has been recognized by numerous organizations for her leadership and impact on the financial services industry. Her awards and accolades include being named in Barrons’ 2020 100 Most Influential Women in U.S. Finance for the second consecutive year, being named one of the 25 Most Powerful Women in Finance by American Banker each year from 2017-2020, and being the recipient of the 2018 North American Industry Leadership Award from 100 Women in Finance. Additionally, Ms. Hung has been recognized for her achievements in executive leadership by top organizations. In 2019, she received the Inspirational Leader Award from Ascend – Pan Asian Leaders and was also awarded 2019’s Person of the Year by the Markets Choice Awards. Ms. Hung has also received a Distinguished Alumni Medal from Northwestern University in 2019 and was named a Top 25 Inspiring Leader by Apex for Youth in 2017.

For the latest information on Turtle Beach products, accessories, and stories, visit the Turtle Beach website at www.turtlebeach.com and the Turtle Beach Blog at https://blog.turtlebeach.com. Fans can also follow Turtle Beach on Facebook, Twitter, and Instagram.

About Turtle Beach Corporation
Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to capital markets activities, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including acquisitions, the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

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Sean McGowan or Cody Slach	Eric Nielsen
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